Exhibit 99.1

Connecture Reports Record Revenue for Second Quarter 2015

Second quarter 2015 revenue increased 21.8% year-over-year to $23.4 million

BROOKFIELD, Wis. — August 6, 2015 — Connecture, Inc. (Nasdaq: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced financial results for the quarter ended June 30, 2015.

“We are pleased to report another solid quarter, with results that exceeded our financial guidance,” remarked Doug Schneider, CEO of Connecture. “Strong growth during the quarter was driven by new customer wins and further cross-selling within our health plan customer base. In addition, we have had a strong selling season thus far, including notable wins in our Private Exchange and Medicare segments, which bodes well for growth beyond 2015.” Mr. Schneider added, “During the quarter we started to reduce our involvement in one of our state exchange projects that we view longer term as not strategic to our business. This will give us the opportunity to focus our resources on other promising market opportunities, including private exchanges.”

Second Quarter 2015 Financial Results

•	Total revenue was $23.4 million, an increase of 21.8% compared to $19.2 million in the second quarter of 2014.

•	Adjusted gross margin was $10.6 million, or 45.3% of total revenue, an increase of 42.1% compared to $7.5 million, or 38.9% of total revenue, in the second quarter of 2014.

•	Operating loss was ($2.8) million, narrowing from an operating loss of ($3.3) million in the second quarter of 2014.

•	Net loss was ($4.3) million, compared to net loss of ($5.4) million in the second quarter of 2014.

•	Adjusted EBITDA was ($0.4) million, compared to Adjusted EBITDA of ($1.7) million in the second quarter of 2014.

•	Cash and cash equivalents at June 30, 2015 totaled $10.0 million, compared to $17.4 million at March 31, 2015. Total liquidity was $19.4 million at June 30, 2015, inclusive of $9.4 million of borrowing availability under our revolving credit facility.

•	Cash used in operations for the three months ended June 30, 2015 was $7.0 million, improving from cash used in operations of $7.8 million for the same period last year.

Recent Business Highlights

•	Notable customers added in the second quarter of 2015 include Towers Watson; FILCO, a reinsurance and group benefits package provider; Health Care Advisors, a Southeastern brokerage agency focused on individual, retiree and group business; Memorial Herman Health Plan; and multiple new Blue Cross and Blue Shield plans via the retiree exchange relationship with the Blue Cross and Blue Shield Association.

•	In addition, during the second quarter of 2015, relationships were expanded with many existing customers across the business, including Blue Cross and Blue Shield of Nebraska and United Healthcare.

•	Total contracted backlog at June 30, 2015 was $85.5 million, down $10.7 million, or 11.1%, from $96.2 million at March 31, 2015. This sequential decrease was attributed to work completed and invoiced during the quarter, as well as the impact of reducing our contracted backlog by the remaining contract value of two customer contracts that ended during the second quarter.

•	Subsequent to the end of the second quarter, we closed multiple important contracts in the Private Exchange segment.

•	In May 2015, Steve Cohen, an executive with more than 25 years of sales and management experience working in the fields of health insurance, human resources and employee benefits, was appointed vice president of sales overseeing the private exchange product line for brokers. Mr. Cohen will draw on his experience helping customers utilize technology to streamline the administration of benefits and gain an advantage in the ongoing competition to attract and keep top talent.

Business Outlook

Connecture is providing guidance for third quarter 2015 and adjusting guidance for full year 2015 as indicated below:

Third quarter 2015

•	Total revenue is expected to be at least $21.8 million.

•	Adjusted EBITDA is expected to be at least $1.2 million.

•	Net loss per share is expected to be no more than ($0.16), based on an estimated basic and diluted weighted-average common share count of 22.0 million, and includes estimated non-cash stock compensation expense of $1.9 million, or $0.09 per share.

Full year 2015

•	Total revenue is expected to be in the range of $96.0 million to $100.0 million, down slightly from the previously expected range of $100.0 million to $104.0 million due primarily to lower support revenues expected from the state exchange project that we are starting to reduce our involvement in during the second half of 2015. In addition, while we anticipate that we will substantially exceed our expectation for contracted backlog in our Private Exchange segment at year-end as a result of an anticipated strong selling season, we expect that associated revenues will be less than bookings for 2015, due to the timing of revenue recognition.

•	Adjusted EBITDA is expected to be in the range of $9.5 million to $11.5 million, down slightly from the previously expected range of $10.5 million to $12.5 million due to the factors impacting our revised revenue guidance.

•	Net loss per share is expected to be in the range of ($0.19) to ($0.28), based on an estimated basic and diluted weighted-average common share count of 22.0 million, and includes non-cash stock compensation expense of $5.0 million, or $0.23 per share.

Conference Call

Connecture’s management will host a conference call at 5:00 p.m. EDT on Thursday, August 6, 2015, to discuss the second quarter 2015 results. The conference call will be accessible by dialing 877-930-8068 (U.S.) or 253-336-8043 (international) and referencing conference ID 89658620. A live webcast of the conference call will also be available on the investor relations section of the company’s website at investors.connecture.com.

Use of Non-GAAP Measures

To provide additional information regarding Connecture’s financial results, Connecture has disclosed in this press release adjusted gross margin and adjusted EBITDA margin, each a non-GAAP financial measure. Connecture defines adjusted gross margin as gross margin before depreciation and amortization expense, as well as stock-based compensation expense. Connecture defines adjusted EBITDA as net income (loss) before net interest, other expense, taxes, depreciation and amortization expense, adjusted to eliminate stock-based compensation and non-cash changes in fair value of contingent consideration and impairments of goodwill, intangible and long-lived assets, if any.

Connecture has included adjusted gross margin and adjusted EBITDA as supplemental financial measures in this press release because they are key measures used by its management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans, and because management believes that they provide useful information in understanding and evaluating Connecture’s operating results. However, use of adjusted gross margin and adjusted EBITDA as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of Connecture’s financial results as reported under GAAP. A reconciliation to the closest GAAP measures of these non-GAAP measures is contained in the accompanying tables.

About Connecture

Connecture (Nasdaq: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Connecture’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, among other things, statements about management’s estimates regarding future market growth, revenues and financial performance and other statements about management’s beliefs, intentions or goals. Connecture may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on Connecture’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, risks related to (1) Connecture’s ability to manage its growth, including accurately planning and forecasting its financial results and hiring, retaining and motivating employees; (2) the competitive environment for Connecture’s business and the market for Connecture’s solutions; (3) Connecture’s ability to maintain historical contract terms; (4) Connecture’s ability to operate its proprietary software, transition to new platforms and provide innovative and high quality products and services; (5) errors, interruptions or delays in Connecture’s services; (6) breaches of Connecture’s security measures; (7) Connecture’s ability to comply with regulatory requirements; (8) technological and regulatory developments; (9) litigation related to intellectual property and other matters and any related claims, negotiations and settlements; (10) the impact and integration of future acquisitions; and (11) other risks and potential factors that could affect Connecture’s business and financial results identified in Connecture’s filings with the Securities and Exchange Commission (the “SEC”), including Connecture’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q. The forward-looking statements contained in this press release reflect Connecture’s current views with respect to future events, and Connecture assumes no obligation to update or revise any forward-looking statements except as required by applicable law.

Investor Contact:
Peter Vozzo
Westwicke Partners, LLC. peter.vozzo@westwicke.com
Phone: 443-213-0500

Media Contact:
Ken Phillips
Davies Murphy Group
Phone: 781-418-2437
connecture@daviesmurphy.com

Source: Connecture

Connecture, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$23,393	$19,201	$44,041	$35,251
Cost of revenue (1)	14,019	12,787	25,340	25,354

Gross margin	9,374	6,414	18,701	9,897

Operating expenses:
Research and development (1)	6,056	4,585	12,584	8,685
Sales and marketing (1)	2,302	1,903	5,185	3,709
General and administrative (1)	3,858	3,244	7,463	6,351

Total operating expenses	12,216	9,732	25,232	18,745

Loss from operations	(2,842)	(3,318)	(6,531)	(8,848)

Other expenses:
Interest expense	1,424	1,372	2,837	2,386
Other (income) expense, net	1	751	9	826

Loss before Income taxes	(4,267)	(5,441)	(9,377)	(12,060)

Income tax benefit (expense)	8	3	19	(11)

Net loss	($4,259)	($5,438)	($9,358)	($12,071)

Comprehensive loss	($4,259)	($5,438)	($9,358)	($12,071)

Net loss per common share:
Basic	($0.20)	($34.77)	($0.43)	($76.11)

Diluted	($0.20)	($34.77)	($0.43)	($76.11)

Weighted-average common shares outstanding:
Basic	21,710,951	184,051	21,703,483	184,051

Diluted	21,710,951	184,051	21,703,483	184,051

(1) Cost of revenue and operating expenses include following stock-based compensation expense:
Cost of revenue	$277	$31	$424	$61
Research and development	327	20	542	40
Sales and marketing	142	8	188	17
General and administrative	423	303	732	589

Connecture, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of June 30, 2015	As of December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$10,045	$28,252
Accounts receivable - net of allowances	9,549	12,128
Prepaid expenses and other current assets	1,290	1,557

Total current assets	20,884	41,937
Property and equipment, net	1,917	1,892
Goodwill	26,779	26,779
Other intangibles, net	13,320	15,350
Deferred implementation costs	23,908	24,552
Other assets	1,643	1,834

Total assets	$88,451	$112,344

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$5,839	$5,737
Accrued payroll and related liabilities	5,686	3,880
Other liabilities	3,495	4,373
Current maturities of debt	1,482	4,479
Deferred revenue	32,660	42,578

Total current liabilities	49,162	61,047
Deferred revenue	26,941	31,159
Long-term debt	48,094	48,581
Other long-term liabilities	321	398

Total liabilities	124,518	141,185

Total stockholders’ deficit	(36,067)	(28,841)

Total liabilities and stockholders’ deficit	$88,451	$112,344

Connecture, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	($9,358)	($12,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,550	2,554
Stock-based compensation expense	1,886	707
Other	669	480
Changes in operating assets and liabilities:
Accounts receivable	2,534	8,058
Prepaid expenses and other assets	277	(204)
Deferred implementation costs	644	(3,517)
Accounts payable	689	(1,880)
Accrued expenses and other liabilities	999	(493)
Deferred revenue	(14,136)	(9,713)

Net cash used in operating activities	(13,246)	(16,079)

Cash flows from investing activities:
Purchase of property and equipment	(407)	(396)

Net cash used in financing activities	(407)	(396)

Cash flows from financing activities:
Net borrowings (repayments) of debt	(3,802)	16,194
Other	(752)	(1,699)

Net cash (used in) provided by financing activities	(4,554)	14,495

Net decrease in cash and cash equivalents	(18,207)	(1,980)
Cash and cash equivalents - beginning of period	28,252	2,277

Cash and cash equivalents - end of period	$10,045	$297

Connecture, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation from Gross Margin to Adjusted Gross Margin:
Gross margin	$9,374	$6,414	$18,701	$9,897
Depreciation and amortization	952	1,018	1,900	1,989
Stock-based compensation expense	277	31	424	61

Adjusted gross margin	$10,603	$7,463	$21,025	$11,947

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	($4,259)	($5,438)	($9,358)	($12,071)
Depreciation and amortization	1,280	1,283	2,550	2,554
Interest expense	1,424	1,372	2,837	2,386
Other expense	1	751	9	826
Income taxes	(8)	(3)	(19)	11
Stock-based compensation expense	1,169	362	1,886	707

Total net adjustments	$3,866	$3,765	$7,263	$6,484

Adjusted EBITDA	($393)	($1,673)	($2,095)	($5,587)